Exhibit 99.1


Contact: Matthew M. Loar
         Chief Financial Officer
         (650) 562-1424

FOR IMMEDIATE RELEASE

                GENELABS TECHNOLOGIES AND PATHEON ENTER INTO
                COMMERCIAL SUPPLY AGREEMENT FOR PRESTARA(TM)

REDWOOD CITY, Calif. - September 19, 2002 - Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that it has signed an agreement with Patheon Inc. (TSE:PTI) for the commercial supply of Prestara(TM), Genelabs' drug candidate for systemic lupus erythematosus. Under the agreement, Patheon will manufacture and supply Prestara capsules for distribution in North America and Europe. The agreement has an initial term through December 31, 2008, and is renewable for three-year terms thereafter.

"This commercial supply agreement is an important step in our preparation for the commercialization of Prestara, which, if approved, would be the first new drug for lupus in over forty years," stated Irene A. Chow, Ph.D., chairman and chief executive officer. "In late August we announced our receipt of an approvable letter from the U.S. Food and Drug Administration for our Prestara New Drug Application. We entered into a technology transfer agreement with Patheon in 2001 and began the process of evaluating and qualifying Patheon as a manufacturing site for Prestara. Genelabs is enthusiastic about our commercial supply relationship with Patheon, a leading provider of drug development and manufacturing services."

The agreement allows Genelabs to supply commercial finished product manufactured by Patheon to its licensees in Europe and North America. Genelabs currently plans to commercialize Prestara in Europe and Japan through established pharmaceutical companies, and is in active discussions regarding licensing rights to Prestara in these territories. Genelabs has been advised by the European Agency for Evaluation of Medicinal Products
(EMEA) that Prestara qualifies for Part B status, which enables Genelabs to file one Marketing Authorization Application (MAA) for simultaneous consideration in all European Union countries, with a single review and decision regarding the approval of the MAA for Prestara. Genelabs has exclusively licensed North American rights to Prestara to Watson Pharmaceuticals, Inc.

Patheon Inc. is a leading independent provider of drug development and manufacturing services in the rapidly growing pharmaceutical outsourcing sector. Patheon operates a network of 10 cGMP facilities in North America and Europe, employing over 2,800 people. The company serves a client base consisting of pharmaceutical and biotechnology companies, including 15 of the world's 20 largest pharmaceutical companies.

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Genelabs Technologies and Patheon Enter Into Commercial Supply Agreement
For Prestara(TM)
Page 2

Genelabs Technologies, Inc. is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. We have built drug discovery and clinical development capabilities that can support various research and development projects. We are concentrating our capabilities on three core programs: developing a late-stage product for lupus, discovering novel antimicrobial lead compounds that target DNA, and discovering novel lead compounds that selectively inhibit replication of the hepatitis C virus (HCV). Through our drug discovery efforts we have synthesized numerous DNA-binding antibacterial and antifungal lead compounds, which are currently being optimized, and are using high-throughput methods for the discovery of novel lead compounds for HCV. Our clinical development efforts are concentrated on Prestara(TM) for systemic lupus erythematosus, for which we have received an approvable letter from the U.S. Food and Drug Administration.

NOTE: This press release contains forward-looking statements, including, without limitation, the ability of Genelabs to receive approval to market Prestara(TM) in the United States or other countries, to consummate corporate partnerships for the marketing of Prestara in Europe and Japan and to qualify Patheon as a manufacturing site acceptable to U.S. and European regulatory authorities. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, whether the results of the company's clinical trials of Prestara(TM) and other supporting information will be sufficient to support the approval of Prestara(TM) by the FDA, the European Agency for Evaluation of Medicinal Products and other regulatory authorities; delays regarding the regulatory approval process including the timing and scope of approval received, if any; uncertainties and risks regarding market acceptance of Prestara(TM) as a treatment for systemic lupus erythematosus (SLE or lupus); the company's capital requirements and history of operating losses; uncertainties and risks regarding the company's ability to consummate strategic or corporate partner transactions on favorable terms or at all; the early stage of Genelabs' research programs and uncertainties associated with the optimization of compounds, including whether a compound will advance to preclinical testing, clinical trials, or ultimately become a product, and the uncertainty of the timing of any of these; and the validity, scope and enforceability of patents related to the company's technologies. The active ingredient in Prestara(TM) is prasterone, the synthetic equivalent of the androgenic hormone dehydroepiandrosterone (DHEA). Products containing DHEA are currently being marketed by others as dietary supplements. The company has not submitted applications for regulatory review of Prestara(TM) outside the U.S. In addition, neither U.S. nor other regulatory authorities have made a determination as to the safety or efficacy of Prestara(TM) for SLE. Please see the information appearing in the company's filings with the Securities and Exchange Commission, including the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the captions "Risk Factors," "Business Risks" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company. Genelabs does not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release.

This and past press releases are available at Genelabs' web site at www.genelabs.com and at PR Newswire's Company News on Call at www.prnewswire.com.

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